Exhibit 3(a):

Articles of Incorporation of the Company filed June 6, 2002 and Amendments Thereto

ARTICLES OF INCORPORATION

OF

TELESIS TECHNOLOGY CORPORATION

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby for a Corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 – NAME

The name of the corporation is TELESIS TECHNOLOGY CORPORATION, (hereinafter, “Corporation”).

ARTICLE 2 – PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE 3 – PRINCIPAL OFFICE

The address of the principal office of this Corporation is 6291 Rock Creek Circle, Ellenton, Florida 34222 and the mailing address is the same.

ARTICLE 4 – INCORPORATOR

The name and street address of the incorporator of this Corporation is:

Elsie Sanchez

1840 Southwest 22 Street, 4th Floor

Miami, Florida 33145

ARTICLE 5 – OFFICERS

The officers of the Corporation shall be:

President:

Hasit Vibhakar

Vice-President:

Hasit Vibhakar

Secretary:

Hasit Vibhakar

Treasurer:

Hasit Vibhakar

whose address shall be the same as the principal office of the Corporation.

ARTICLE 6 – DIRECTOR(S)

The Director(s) of the Corporation shall be:

Hasit Vibhakar

whose address shall be the same as the principal office of the Corporation.

ARTICLE 7 –CORPORATE CAPITALIZATION

7.1

The maximum number of shares that this Corporation is authorized to have outstanding at any time is SEVEN THOUSAND FIVE HUNDRED (7,500) shares of common stock, each share having the par value of ONE DOLLAR ($1.00).

7.2

All holders of shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to vote for each share on all matters on which Shareholders have the right to vote.

7.3

All holders of shares of common stock, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

7.4

No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

7.5

The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

7.6

The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

ARTICLE 7 –CORPORATE CAPITALIZATION

The Corporation may elect to be an S Corporation, as provided in Sub-Chapter S of the Internal Revenue Code of 1988, as amended.

8.1

The shareholders of this Corporation may elect and, if elected, shall continue such election to be an S Corporation as provided in Sub-Chapter S of the Internal Revenue Code of 1986, as amended, unless the shareholders of the Corporation unanimously agree otherwise in writing.

8.2

After this Corporation has elected to be an S Corporation, none of the shareholders of the Corporation, without written consent of all of the shareholders of this Corporation shall take any action, or make any transfer or other disposition of the shareholders; shares of stock in the Corporation, which would result in the termination or revocation of such election to be an S Corporation, as provided in Sub-Chapter S of the Internal Revenue Code of 1988, as amended.

8.3

Once the Corporation has elected to be an S Corporation, each share of stock issued by this Corporation shall contain the following legend:

“The shares of stock represented by this certificate cannot be transferred if such transfer would void the election of the Corporation to be taxed under Sub-Chapter S of the Internal Revenue Code of 1986, as amended.”

ARTICLE 9 – SHAREHOLDERS’ RESTRICTIVE AGREEMENT

All of shares of stock of this Corporation may be subject to a shareholders’ Restrictive Agreement containing numerous restrictions on the rights of the shareholders of the Corporation and transferability of the shares of the stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 10 – POWERS OF THE CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 11 – TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 12 – RESGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 13 – REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of this Corporation is Spiegal & Utrera, P.A., located at 1849 Southwest 22 Street, 4th floor, Miami, Florida 33146. The name and address of the registered agent of this Corporation is Spiegal & Utrera, P.A., located at 1849 Southwest 22 Street, 4th floor, Miami, Florida 33146.

ARTICLE 14 – BYLAWS

The Board of Director(s) of the Corporation shall have the power, without the assent or vote of shareholders to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 15 – EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

ARTICLE 16 – AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or to any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida this 6-6-02.

/SIGNED/

Elsie Sanchez, Incorporator

ACCEPTANCE OF REGISTERED AGENT DESIGNATED

IN ARTILCES OF INCORPORATION

Spiegel & Utrera, P.A., having a business office identical with the registered office of the Corporation name above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.

Spiegel & Utrera, P.A.

By:

/SIGNED/

Natalia Utrera, Vice President

ARTICLES OF AMENDMENT

TO

ARTILCES OF INCORPORATION

OF

Telesis Technology Corporation

Telesis Technology Corporation

       (present name)

     P02000063072

(Document Number of Corporation (If Known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation.

FIRST: Amendment(s) adopted: (Indicted article number(s) being amended, added or deleted)

Amended Article #7 (7.1)

7.1

The maximum number of shares that this corporation is authorized to have outstanding at any time is 100,000,000 common shares at $0.001 par value and 20,000,000 preferred shares at $0.001 par value.

Amended Article #8 (8.1, 8.2, 8.3)

8.0

The shareholders of this corporation have elected to be a “C” corporation, as provided in the Sub-Chapter C of the Internal Revenue Code of 1986, as amended.

8.1

The shareholders of this corporation have elected to be a “C” corporation, as provided in the Sub-Chapter C of the Internal Revenue Code of 1986, as amended. All the shareholders had executed written consents and agreed unanimously to the Amended Articles of Incorporation.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

8.2

After this corporation has elected to be a C corporation, none of the shareholders of this corporation, without written consent of the shareholders of the Corporation shall take any action, or make any transfer or other disposition of the shareholder shares of stock in the Corporation, which will result in the termination or revocation of such election to be a C corporation, as provided in the Sub-Chapter C of the Internal Revenue Code of 1986, as amended.

8.3

Once the Corporation has elected to be a C Corporation, each share of stock issued by this Corporation shall contain the following legend: “The shares of stock represented by this certificate cannot be transferred if such would void the election of the Corporation to be taxed under Sub-Chapter C of the Internal Revenue Code of 1986, as amended.”

THIRD: The date of each amendment’s adoption

June 23rd, 2003

         .

FOURTH: Adoption of Amendment(s) (CHECK ONE)

g The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

Š  The amendment(s) was/were approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s).

“The number of votes cast for the amendment(s) was/were sufficient for approval by:

.”

(voting group)

Š The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

Š The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this

23rd

 day of

June

,

2003

.

Signature

/SIGNED – Hasit Vibhakar/

(By the chairman or vice chairman of the board of Directors, President or other officer if adopted by the shareholder)

OR

(By a director if adopted by the directors)

OR

(By incorporator if adopted by the incorporators)

(Typed or printed name)

(Title)